Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is entered into effective February 1, 2008 (the “Effective Date”), by and among PainCare Holdings, Inc. (“PainCare”), PainCare, Inc. (“PainCare Sub”) (PainCare and PainCare Sub are hereinafter sometimes referred to as the “Sellers”) on the one hand, and Robert Carpenter, D.C., as his sole and separate property, (hereinafter the “Purchaser”), Randall W. Rodgers, D.O. (“Dr. Rodgers”) and Carefirst Medical Associates & Pain Rehabilitation, P.C., a Texas professional corporation (the “New Practice”), on the other hand. Each of the Sellers, the Purchaser, Dr. Rodgers and New Practice may be referred to herein as a “Party” or collectively, as the “Parties.”

RECITALS

A. On January 6, 2006, the Sellers, PainCare Acquisition Company XXII, Inc., a Florida corporation authorized to do business in Texas (the “Management Company”), Carefirst Medical Associates, P.A., a Texas professional corporation (the “Original Practice”) and Dr. Rodgers effected a series of related transactions (the “Carefirst Purchase Transactions”) by which: (i) Dr. Rodgers formed the New Practice and (a) pursuant to that certain General Assignment and Bill of Sale dated January 6, 2006, the Original Practice transferred all right title and interest to its medical assets to the New Practice, and (b) pursuant to that certain Assignment and Assumption Agreement dated January 6, 2006, the New Practice assumed certain contracts and liabilities of the Original Practice in order for the New Practice to continue the business of the Original Practice; (ii) Management Company acquired all of the non-medical assets of the Original Practice pursuant to that certain Merger Agreement and Plan of Reorganization dated January 6, 2006, (the “Carefirst Merger Agreement”); and (iii) the New Practice and Management Company entered into that certain Management Services Agreement, dated January 6, 2006 (the “Management Agreement”) pursuant to which Management Company would manage the business operations of the New Practice.

B. Also on January 6, 2006, the Sellers, Management Company, REC, Inc., a Texas corporation (“REC”) and Purchaser effected a series of related transactions (the “REC Purchase Transactions”) by which Management Company acquired all of the assets of REC (which included a management and billing agreement with the Original Practice) pursuant to that certain Merger Agreement and Plan of Reorganization dated January 6, 2006, (the “REC Merger Agreement”).

C. One or more of the Parties and others have become dissatisfied with the arrangement contemplated by the Purchase Transactions and the conduct of the business in the form created by the Purchase Transactions. In addition, certain disagreements and disputes have arisen among the Parties. Each side of this dispute denies that it has engaged in any misconduct or legally actionable conduct of any kind.

D. The Parties have accordingly concluded that it is in their mutual best interest to settle all claims they may have against each other. By this Settlement Agreement and the ancillary documents hereto, it is the Parties’ intent to completely sever the relationship between (i) the Sellers and the Purchaser created by the REC Purchase Transactions, which will include the termination of all agreements linking the Parties together, and (ii) the Sellers, on one hand, and Dr. Rodgers and the New Practice, on the other hand, created by the Carefirst Purchase Transactions, which will include the termination and/or release of the Sellers with respect to all agreements linking the Parties together.

E. Therefore, to effectuate the foregoing, the Sellers desire to sell, and the Purchaser desires to purchase all of the issued and outstanding stock of the Management Company for a purchase price described below (the “Stock Purchase Price”), all pursuant to the terms and conditions of, and as more fully described in, this Settlement Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Settlement Agreement agree as follows:

TERMS AND CONDITIONS

1. Purpose of Settlement Agreement and Absence of Liability.

a. This Settlement Agreement and any and all schedules, exhibits and ancillary documents hereto (collectively, the “Settlement Documents”) are being executed for the purposes of (a) providing for an orderly and amicable separation of the Parties, and (b) compromising and settling all disputes between them, which shall be accomplished generally by (i) the Purchaser purchasing all of the issued and outstanding common stock of Management Company (the “Management Company Stock”) from PainCare Sub as his sole and separate property, for the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00)(the “Stock Purchase Price”) payable as follows: seventeen (17) equal consecutive monthly payments of Eleven Thousand Seven Hundred Sixty Eight and 37/00 ($11,768.37) beginning on March 1, 2008 and continuing on the first day of each month thereafter until August 1, 2009 whereupon a final payment in an amount equal to Seventy Nine Thousand One Hundred Seventy Nine and 87/00 Dollars ($79,179.87) shall be due and payable.

b. Adjustment of Stock Purchase Price and Promissory Note Balance.

The $250,000.00 set forth in 1.a. above shall be adjusted down by the amount that the accounts payable of the Management Company at closing exceed the sum of $70,000.00 (the “Accounts Payable Limit”). In the event an adjustment is necessary, the adjustment will be made at Purchaser’s option by crediting such sums as credits toward upcoming payments due on the promissory note or as a prepayment without penalty to Purchaser on the indebtedness due under the Promissory Note. For purposes of clarification, it is expressly understood and agreed that the Accounts Payable Limit shall not include obligations of the Management Company with respect to: (i) accrued payroll expense and related taxes; (ii) obligations associated with operating leases; and (iii) any other payables, expenses or obligations which the Purchaser or anyone under his control or supervision has knowledge thereof.

It is expressly understood and agreed, as a condition hereof, that any payment or agreement associated with this Settlement Agreement will not constitute or be construed as an admission of liability on the part of any of the Parties to this Settlement Agreement.

2. Sale of Management Company Stock.

a. Sale of Management Company Stock to Purchaser. Subject to the terms and conditions of this Settlement Agreement, effective as of the Closing Date (as defined in Section 8 below), the Purchaser shall purchase, and PainCare Sub shall sell, transfer, convey, assign and deliver to the Purchaser in accordance with the terms and conditions of that certain Stock Purchase Agreement attached hereto as Exhibit 2a.(i), the Management Company Stock including all rights, claims and assets (of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise) and wherever situated, of the Management Company, including without limitation, the accounts receivable of Management Company that remain outstanding on the Closing Date, except as otherwise provided below (collectively, the “Management Company Assets”). It is hereby acknowledged and agreed that the Management Company and the Assets are being sold subject to all existing accounts payable and other liabilities as more specifically described in Exhibit 2.a.(ii) attached hereto and incorporated herein by reference.

b. Excluded Assets. Section 2.a notwithstanding, the PainCare Sub shall not sell, transfer, assign, convey or deliver to the Purchaser, and the Purchaser is not acquiring any of the following assets of the Management Company (collectively, the “Excluded Assets”):

i. Tax Credits and Records. Federal, state and local income and other tax credits and tax refund claims for periods of time prior to Closing, and associated returns and records, provided the Purchaser shall have reasonable access to such records to the extent reasonably necessary for the Purchaser’s own tax planning or returns.

ii. Business Documents. The following documents and records of the Management Company: general accounting records, correspondence, policies, procedures, reports, data, its financial statements and records and any other documents not deemed necessary to operate the business on an on-going basis. However,

Seller covenants not to destroy such documents and to allow Purchaser access to the records and to obtain copies of the same as may be reasonably necessary from time to time. In the event Seller is not required by applicable law to maintain should in the future decide to no longer maintain such documents,

iii. Cash. All cash, cash equivalents, bank deposits or accounts, securities, short-term investments or similar items held by or owned by the Sellers. For avoidance of doubt, all the accounts receivable, cash, cash equivalents, bank deposits or accounts, securities, short-term investments or similar items now held by or owned by the Management Company will be included as part of the Management Company Assets to be purchased by Purchaser. In anticipation of the Closing, the Sellers covenant and agree not to sweep or take any other action to remove or claim any interest whatsoever in the bank deposits of the New Practice or the Management Company after January 29, 2008.

iv. Equipment. The equipment listed in Exhibit 2b.iv. attached hereto and incorporated herein (the “Excluded Equipment”) is not owned by the Management Company and therefore shall be part of the Excluded Assets. The parties hereby agree that PainCare will arrange with Purchaser for the pick-up of the Excluded Equipment at the New Practice business locations (the “Locations”) within 90 days of the Closing (the “Pick-up Time”). The Purchaser and Dr. Rodgers hereby represent and warrant that to the best of their knowledge and belief that as of the Closing Date the Excluded Equipment has not been damaged and will be at the Pick-up Time in good working order, reasonable wear and tear and normal operational impediments excepted. In addition, the Purchaser and Dr. Rodgers agree to provide access to the Locations at the Pick-up Time for purposes of removing the Excluded Equipment and in connection therewith, will cooperate in good faith and will provide all reasonable assistance necessary to allow for the removal of the Excluded Equipment. Purchaser reserves the right but not the obligation to negotiate for the purchase or lease of the Excluded Equipment provided that PainCare and its affiliates are released from any further obligation, debt or liability as it pertains to such Excluded Equipment. In the event such an agreement is reached prior to the Pick-up Time and PainCare approves same, then PainCare shall not be entitled to pick up the Excluded Equipment.

c. Stock Purchase, Pledge and Security Agreements. The Purchaser and the Sellers shall enter into a Stock Purchase Agreement in substantially the same form as attached hereto as Exhibit 2(a), which is incorporated herein by reference, for the purpose of effectuating the sale and transfer of the Management Company Stock to the Purchaser. The Purchaser and the Sellers shall enter into a Stock Pledge Agreement and Security Agreement in substantially the same forms as attached hereto as Exhibits 2(c)(i) and (ii), which are incorporated herein by reference, for the purpose of securing the payment of the Stock Purchase Price.

d. Liabilities. The Parties recognize and agree that the Management Company shall remain responsible for the payment of all its accounts payable and other contractual obligations disclosed on Exhibit 2.a.(ii) which it has and will incur in the ordinary course of its business and that the sale of the Management Company Stock is sold subject to these obligations.

Additionally, Purchaser agrees to assume all obligations, liabilities, duties and responsibilities arising out of any investigations, audits, demands, claims, damages, fines, or penalties incurred by the Management Company or Purchaser arising from any actions relative to the New Practice and its business taken against the Sellers and/or their successors in interest by any government funded health care benefit program or any commercial or private third party payor for acts or occurrences that occur on and after the Closing Date. Sellers agree to assume all obligations, liabilities, duties and responsibilities arising out of any investigations, audits, demands, claims, damages, fines, or penalties incurred by the Purchaser or the Management Company arising from any actions relative to the New Practice and its business taken against the Sellers, the Management Company or Purchasers and/or their successors in interest by any government funded health care benefit program or any commercial or private third party payor relating to the Assumed Liabilities and Assumed Contracts and for acts or occurrences that occurred before the Closing Date provided that (i) such acts or occurrences were not the acts or omissions of, either Purchaser or any employee, contractor or agent under their supervision or control; or (ii) such acts or omissions to act are not known by either Purchaser with the understanding that the limit of any such assumption of liabilities pursuant to this provision shall be $250,000.,

3. Sale of Equipment.

a. Sale of Equipment to Purchaser. Subject to the terms and conditions of this Settlement Agreement, effective as of the Closing Date (as defined in Section 8 below), Sellers shall sell, transfer, convey, assign and deliver to the Purchaser to the extent owned by Sellers and not already owned by the Management Company, all of the equipment and personal property assets now located in, or about the premises operated by the Management Company at 403 Highway 110 North, Whitehouse Texas and 1007 W Gentry Pkwy Tyler, Texas, save and except the equipment listed on Exhibit 2b.iv. (the “Purchased Equipment”) The Purchaser and PainCare shall enter into a Bill of Sale in substantially the same form as attached hereto as Exhibit 3(a), which is incorporated herein by reference, for the purpose of effectuating the sale and transfer of the Purchased Equipment to the Purchaser.

4. Termination of Other Agreements.

a. The Sellers, on one hand, and Purchaser, New Practice and Dr. Rodgers, on the other hand, shall terminate all agreements, other than this Agreement, written or oral, between them as of the Closing Date pursuant to the Termination Agreement attached hereto as Exhibit 3(a), and no Party thereto shall have obligation or responsibility to any other Party thereto under the terms of any such agreements on or after the Closing Date.

c. In connection with the termination of the foregoing agreements, the Parties are hereby deemed to have waived any applicable termination provisions contained in such agreements or any and all other conditions (including, but not limited to, any conditions precedent or conditions subsequent) to the termination thereof.

4. Mutual Releases.

a. In consideration of (i) the releases given hereby by the Sellers, (ii) the agreement of the Sellers to terminate all agreements between the Parties other than this Agreement, (iii) the agreement of the Sellers to sell to the Purchaser the Management Company Stock, and (iv) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, New Practice and Dr. Rodgers shall execute that certain General Release in favor of the Sellers in substantially the same form as attached hereto as Exhibit 4(a).

b. In consideration of (i) the releases given hereby by the Purchaser, New Practice and Dr. Rodgers (ii) the agreement of the Purchaser, New Practice and Dr. Rodgers to terminate all agreements between them and the Sellers other than this Agreement, (iii) the agreement of the Purchaser to buy the Management Company Stock, and (iv) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers shall execute that certain General Release in favor of the Purchaser, New Practice and Dr. Rodgers in substantially the same form as attached hereto as Exhibit 4(b).

c. Notwithstanding the releases referenced above, Purchaser and Dr. Rogers do not release Sellers, and Sellers hereby agree to:

1. Provide adequate written certification that all PainCare shares previously issued to Purchaser and Dr. Rogers are registered and may immediately be sold in accordance with PainCare’s currently effective S-1 prospectus, and

2. The additional shares of PainCare earned by Purchaser (57,040 shares) and Dr. Rogers (7,778 shares) will be delivered at or within ten (10) business days of Closing along with adequate written certification that the shares are registered and may immediately be sold in accordance with PainCare’s currently effective S-1 prospectus.

5. Representations and Warranties by the Purchaser, Dr. Rogers and New Practice. Purchaser, Dr. Rogers and New Practice represent, warrant and covenant to the Sellers as follows:

a. The statements made by Purchaser, Dr. Rogers and New Practice in this Agreement are and will be correct and complete as of the date of the Effective Date of this Settlement Agreement and as of the Closing Date.

b. Purchaser, Dr. Rogers and New Practice have the full power and authority to execute, deliver and perform this Settlement Agreement and the documents to be delivered by them under this Settlement Agreement.

c. This Settlement Agreement and the Settlement Documents to be executed and delivered by Purchaser, Dr. Rogers and New Practice constitutes the legal, valid and binding obligations of such Parties, and will be enforceable in accordance with their respective terms against them, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

d. The execution and deliver by Purchaser, Dr. Rogers and New Practice of this Settlement Agreement and the Settlement Documents, and any and all other agreements, documents or instruments contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, Dr. Rogers and New Practice do not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental authority pursuant to any regulation, order or contract to which any of the Purchaser, Dr. Rogers and New Practice is subject.

e. Neither the Purchaser, Dr. Rogers nor New Practice has employed any broker, finder, advisor, consultant or other intermediary in connection with this Settlement Agreement or the transaction contemplated hereby who is or might be entitled to any fee, commission or other compensation from any one of the Sellers, upon or as a result of the execution of this Settlement Agreement or the consummation of the transactions contemplated hereby.

f. All PainCare shares previously issued to Purchaser and Dr. Rogers are registered and may immediately be sold in accordance with PainCare’s currently effective S-1 prospectus.

g. The additional shares of PainCare earned by Purchaser (57,040 shares) and Dr. Rogers (7,778 shares) will be delivered at or within ten (10) business days of Closing along with adequate written certification that the shares are registered and may immediately be sold in accordance with PainCare’s currently effective S-1 prospectus.

6. Representations and Warranties by the Sellers. Each of the Sellers, jointly and severally, represents and warrants to the Purchaser as follows:

a. The statements made by the Sellers in this Section 6 are and will be correct and complete as of the date of this Settlement Agreement and as of the Closing Date.

b. Each of the Sellers is a corporation, validly existing and in good standing under the laws of the State of their domicile.

c. This Settlement Agreement and the Settlement Documents to be executed and delivered by each Seller have been duly approved by all requisite action of such Seller, and such Seller has full power and authority to execute, deliver and perform this Settlement Agreement, together with all of the Settlement Documents to be executed and delivered by it.

d. PainCare Sub owns, has not assigned, sold or otherwise transferred and has the full right to sell the Management Company Stock Practice, free and clear of any claim, lien, encumbrance, option to purchase by, or other rights of any third person arising by, through or under any Seller, other than the liens granted to HBK Investments, LP, a Delaware limited partnership (“HBK”) in connection with that certain Loan and Security Agreement, dated as of May 10, 2005, and entered into by and between PainCare and HBK, among others (hereinafter referred to sometimes as the “HBK Debt” or “HBK Loan Agreement”), which liens HBK will release at Closing.

e. This Settlement Agreement and the Settlement Documents to be executed and delivered by each of the Sellers constitutes the legal, valid and binding obligations of such Seller, and will be enforceable in accordance with their respective terms against such Seller, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

f. The execution and deliver by each Seller of this Settlement Agreement and the Settlement Documents, and any and all other agreements, documents or instruments contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers do not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental authority pursuant to, the articles of incorporation or bylaws of the Sellers or any regulation, order or contract to which any of the Sellers are subject, except for the required consent by HBK.

g. The Sellers have not employed any broker, finder, advisor, consultant or other intermediary in connection with this Settlement Agreement or the transaction contemplated hereby who is or might be entitled to any fee, commission or other compensation from any of the Purchaser, upon or as a result of the execution of this Settlement Agreement or the consummation of the transactions contemplated hereby.

h. Tax Matters.

Tax Returns. The Management Company has filed all tax returns when due except in the case where extensions were filed. To the best of Seller’s knowledge, all such tax returns were correct and complete in all material respects and were filed (or, an extension was filed) on a timely basis. To the best of Seller’s knowledge, all taxes owed by the Management Company (whether or not shown on any tax return) have been paid. The Management Company currently is not the beneficiary of any extension of time within which to file any tax return. To the best of Seller’s knowledge, no claim is currently pending by an authority in a jurisdiction where the Management Company is or may be subject to taxation by that jurisdiction. To the best of Seller’s knowledge, there are no security interests on any of the assets of the Management Company that arose in connection with any failure (or alleged failure) to pay any tax.

Withholding. To the best of Seller’s knowledge, the Management Company has withheld, and remitted when due, all taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

No Disputes of Claims. The Management Company does not expect any authority to assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of the Management Company either: (a) claimed or raised by any authority in writing; or (b) as to which any directors and officers (and employees responsible for tax matters) of the Management Company has knowledge based upon personal contact with any agent of such authority.

No Waivers. The Management Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

No Special Circumstances. The Management Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payment that would be an excess parachute payment that would not be deductible because of Code Section 280G. The Management Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Management Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

Audits of Tax Returns. To the best of Seller’s knowledge, no tax return of the Management Company is currently under audit or examination by any taxing authority, and the Management Company has not received a written notice stating the intention of any taxing authority to conduct such an audit or examination. Each deficiency of which the Seller’s are aware, if any, resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. The revenue agents’ reports related to any prior audits and examinations, if any, have been delivered to Purchaser.

Period of Assessment. To the best of Seller’s knowledge, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes.

Tax Agreements. The Management Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to taxes, including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority.

Inclusions in Taxable Periods. The Management Company will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Code Section 481 with respect to a change in method of accounting occurring before the Closing Date or comparable provisions of state, local or foreign tax law. Sellers agree to pay all such tax, if any, as they become due.

Consents. The Management Company has not filed a consent pursuant to or agreed to the application of Code Section 341(f).

Personal Holding Company. The Management Company has not, during the five (5) year period ending on the Closing Date, been a personal holding company within the meaning of Code Section 541.

2007 Federal and State Tax Returns and Tax Liability. Seller shall prepare and file, (with the consent and approval of Purchaser) and be responsible for payment of any state local or federal tax liability for the year ending December 31, 2007 and a proportionate part of any 2008 liability for periods of time on or before Closing. To the extend any such tax liability is imposed on and paid by the Management Company or Purchaser, the Stock Purchase Price will be reduced by a like amount.

7. Closing.

a. The closing of the transactions contemplated by this Settlement Agreement (the “Closing”) shall be held on or before the Effective Date (the “Closing Date”), or such other time, as agreed upon in writing by the Parties hereto and shall be handled via facsimile execution with originals to follow via overnight delivery. The respective counsel for each of the Sellers, on the one hand, and the Purchaser, on the other hand, will hold the other parties’ execution pages of the documents set forth at Section 9(b) below in trust until counsel for the parties are satisfied that all conditions to Closing have been satisfied at which time each counsel shall release executed documents to their respective client upon written confirmation from the Sellers or its legal counsel that the aforementioned wire has been received; all without any additional required action by the parties.

b. At the Closing:

(i)	The Sellers shall deliver to the Purchaser the following:

(1)	A duly executed Stock Purchase Agreement;

(2)	A duly executed Termination Agreement;

(3)	A duly executed General Release in favor of Purchaser, Dr. Rodgers and New Practice;

(4)	A duly executed Security Agreement;

(5)	A duly executed Pledge Agreement;

(6)	A duly executed Bill of Sale for the Purchased Equipment

(7)	A duly executed Secretary’s Certificate of the Sellers certifying as to the resolutions approved by the Board of Directors of each of the Sellers to enter into this Settlement Agreement and consummate the transactions contemplated hereby;

(8)	A Consent and Partial Release Agreement signed by HBK;

(9)	Such documents as are necessary to remove all authorized signatures of the Sellers from the Management Company’s bank accounts and replacing same with Purchaser; and

(10)	Such other documents and certificates as are required or otherwise reasonably requested by the Purchaser pursuant to the provisions of this Settlement Agreement or any ancillary document hereto.

(ii)	The Purchaser, Dr. Rodgers and New Practice, as required herein, shall deliver to the Sellers the following:

(1)	A duly executed Stock Purchase Agreement;

(2)	A duly executed Termination Agreement;

(3)	A duly executed General Release in favor of Sellers;

(5)	A duly executed Security Agreement;

(6)	A duly executed Pledge Agreement; and

(7)	Such other documents and certificates as are required or otherwise reasonably requested by the Sellers pursuant to the provisions of this Settlement Agreement.

8. Required Consents; Further Assurances. The Parties will use commercially reasonable efforts to obtain in writing, as promptly as possible, all consents, authorizations and approvals required to be obtained by any of them in connection with the transactions contemplated by this Settlement Agreement. In the event any Party discovers additional instruments, certificates, consents or other documentation are necessary to effectuate delivery of the Settlement Documents, or any other properties, rights and interests intended to be transferred in accordance with the Settlement Documents or this Settlement Agreement, each other Party agrees to execute and deliver such other instruments, certificates, consents, and documents as are reasonably requested by such Party.

9. No Admission of Liability; Covenant Not to Sue.

a. The releases set forth in the General Releases are accepted by the parties hereto as compromises of disputed claims and comprise part of the transactions contemplated herein, and shall not be construed as an admission of liability on the part of any of the Parties hereto.

b. Each of the Parties hereto agrees that none of them, nor any of their respective agents, employees, personal or legal representatives, successors or permitted assigns will bring, commence, institute, maintain or prosecute any action at law or proceeding in equity, or any legal proceeding whatsoever, or any claim for relief or damages, against any of the other Parties hereto which is based in whole or in part on any of the matters or claims released under the General Releases. The parties hereto agree that the releases contained in the General Releases may be pleaded as a full and complete defense, and may be used as a basis for an injunction against, any action or suit or other proceeding that may be commenced, instituted, prosecuted or attempted by any of the other Parties hereto or any of their personal or legal representatives, employees, agents, officers, directors, successors or permitted assigns, in breach of any of the provisions set forth in this Settlement Agreement. The Parties hereto further agree that none of them will, at any time, take any action of any nature whatsoever to (i) obtain a determination that this Settlement Agreement, or the transactions contemplated hereby, are unlawful, illegal or against public policy, (ii) challenge the validity or enforceability of the Agreement or the transactions contemplated hereby, (iii) or that any of the arrangements set forth in the Agreement, or any of the transactions contemplated hereby, are unlawful in any other manner whatsoever.

10. Access to Records and Premises.

a. For a period of three (3) years from the date hereof (or such longer period as may be necessary for the Parties to comply with applicable Federal and state regulations), the Parties hereto shall retain and provide each other and their designees with reasonable access to each other’s books and records for proper business purposes, including, but not limited to, defending claims asserted against the other, or as may be otherwise reasonably necessary in order for the Parties to carry on their business operations and to comply with applicable statutory, regulatory or judicial requirements provided such access shall require seventy-two (72) hours prior written notice and not interfere with the business operation of the other Party. On the Closing Date, Purchaser shall deliver to Sellers all intellectual property belonging to Sellers, including, but not limited to, marketing materials (including signs and logos), quality improvement processes, compliance programs, policy and procedure handbooks and manuals, and all other documents and materials in the possession of Purchaser that contain any confidential information.

11. Indemnity.

a. Each of the Sellers shall jointly and severally indemnify, defend and hold harmless each of the Purchaser, Management Company, their heirs, successors, assigns, past, present and future affiliates, parents and subsidiaries, and each of their past, present and future officers, directors, managers, employees, agents, shareholders, members, partners, insurers, successors and assigns (the “Purchaser Indemnitees”), from and against any demand, claim, action, damage or liability (including without limitation reasonable attorney fees, expert and outside consulting fees and related court expenses) (“Damages”) asserted against or imposed upon or incurred by the Purchaser Indemnitees, or any them, to the extent resulting from:

(i) a breach of any representation, warranty or covenant of any of the Sellers set forth in this Settlement Agreement or any Settlement Documents; and

(ii) any assertion with respect to the Management Company or the use of the Management Company Assets arising before the Closing Date; noncompliance with any sales or use taxes resulting from the consummation of the transactions contemplated by this Settlement Agreement and the Settlement Documents arising on or before the Closing Date;

(iii) any assertion with respect to contractual obligations of the Management Company arising on or before the Closing Date except (1) those contractual obligations which disclosed in Exhibit 2.a.(ii); (2) any accrued payroll expense and related taxes; (ii) those obligations associated with operating leases; and (iii) any other payables, expenses or obligations which the Purchaser or anyone under his control or supervision has knowledge.; and

(iv) any assertion with respect to accounts payable of the Management Company or any other unpaid operating liability or expense relating to the operation of the Management Company that arising on or before the Closing Date except (1) those contractual obligations which disclosed in Exhibit 2.a.(ii); (2) any accrued payroll expense and related taxes; (ii) those obligations associated with operating leases; and (iii) any other payables, expenses or obligations which the Purchaser or anyone under his control or supervision has knowledge.

b. Purchaser shall indemnify, defend and hold harmless each of the Sellers, their successors, assigns, past, present and future affiliates, parents and subsidiaries, and each of their past, present and future officers, directors, managers, employees, agents, shareholders, members, partners, insurers, successors and assigns (the “Seller Indemnitees”), from and against any Damages asserted against or imposed upon or incurred by the Seller Indemnitees, or any them, to the extent resulting from:

(i) a breach of any representation, warranty or covenant of Purchaser set forth in this Settlement Agreement or any Settlement Documents,;

(ii) noncompliance with any sales or use taxes resulting from the consummation of the transactions contemplated by this Settlement Agreement and the Settlement Documents arising after the Closing Date; and

(iii) any assertion with respect to accounts payable and other contractual obligations of the Management Company.

c. The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreement contained in this Settlement Agreement, stating the nature and basis of said claims and the amounts thereof, to the extent known. After such notice, if the indemnifying party shall acknowledge in writing to the indemnitee that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit, action or claim and the indemnifying party shall have presented evidence satisfactory to the indemnitee of the indemnifying party’s financial ability to satisfy its obligations under this Settlement Agreement or, in the indemnitee’s sole discretion, the indemnifying party shall have provided to the indemnitee collateral or security sufficient to satisfy the indemnifying party’s obligations to the indemnitee hereunder, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such claim, lawsuit or action and to employ and engage attorneys of its own choice to handle and contest and defend the same, at the indemnifying party’s cost, risk and expense. If the claim, lawsuit or action is an insured claim under the indemnifying party’s applicable insurance coverage, the claim shall be submitted to the insurance carrier and the indemnification obligation shall only be for such amount as not covered by such insurance policy. The indemnitee shall cooperate in all reasonable respects, at the cost and expense of the indemnifying party, with the indemnifying party, the insurance carrier (if applicable) and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, or in the processing and resolution of any claim filed with the insurance carrier, and both parties shall cooperate with each other to insure the diligent and timely resolution of the matters in this Settlement Agreement and in providing access to relevant books and records in their possession; provided, however, that the indemnitee may, at its own cost, select counsel and participate in the investigation, settlement, trial and defense of such claim, lawsuit or action and any appeal arising therefrom. No indemnifying party may effect any settlement that could result in any cost, expense or liability to the indemnitee unless such indemnitee consents in writing to such settlement and the indemnifying party agrees to indemnify the indemnitee therefore. No indemnitee may pay any claim or effect any settlement that could result (i) in any cost, expense or liability of the indemnifying party under this Settlement Agreement or otherwise, or (ii) in preventing the indemnifying party from recovering under the indemnifying party’s insurance coverage, unless the indemnifying party consents in writing to such payment or settlement; provided, however, that the indemnitee may pay any such claim or effect a settlement if the indemnitee relieves the indemnifying party of any liability therefore. All insurance proceeds collected pursuant to the indemnitee’s insurance coverage shall be paid to satisfy such claim, lawsuit or enforcement action and the balance, if any, shall be paid to the indemnitee. Any damages incurred by an indemnitee not covered by insurance shall be paid to indemnitee by the indemnifying party.

d. All of the representations, warranties, covenants, and agreements contained in this Settlement Agreement are material and have been relied upon by each of the parties hereto and shall survive the Closing for their applicable statute of limitations. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of such party.

e. Each party hereto acknowledges that he or it has had a full and fair opportunity to review this Settlement Agreement, understands all of its terms and provisions, and has consulted with an attorney of his or its choice before executing this Settlement Agreement. Each Party also acknowledges that no promises or inducements have been offered or given to him or it to persuade him or it to execute this Settlement Agreement, other than that consideration herein recited; that such party is not relying on any representations or statements by any other party in connection with this Settlement Agreement, other than representations and statements contained herein or instruments executed or delivered pursuant to this Settlement Agreement; and that this Settlement Agreement, together with instruments executed or delivered pursuant to this Settlement Agreement, is intended as a full accord and satisfaction of bona fide dispute concerning the relationship between the Parties.

f. Each party and his or its attorneys have made various statements and representations to the other party and his or its attorneys during negotiations leading to this Settlement Agreement. Nevertheless, each party specifically does not rely upon any statement, representation, legal opinion, or promise of any other party or his or its counsel in executing this Settlement Agreement or in making the settlement provided for herein, except as expressly stated in this Settlement Agreement. The representations and releases contained in this Settlement Agreement will survive the consummation of the transactions contemplated by this Settlement Agreement.

12. Confidentiality. No party will disclose or use the terms of this Settlement Agreement or the Settlement Documents, other than the fact of settlement, to anyone other than such party’s attorneys, members, managers, shareholders, lenders, or accountants, in connection with arbitration/ litigation to enforce this Settlement Agreement, or as otherwise required by law or as deemed appropriate by the Sellers’ or Purchaser’s legal counsel.

13. Nondisparagement. From and after the date of this Settlement Agreement, each party will refrain from making any disparaging statements, communications or comments about another party to this Settlement Agreement, and from in any way interfering with their existing or prospective business relationships.

14. Notices. All notices, requests, demands, claims, and other communications under this Settlement Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Settlement Agreement will be deemed duly given only if it is sent by registered, certified, or express mail, return receipt requested, postage prepaid, and must be addressed to the intended recipient as follows:

If to the Sellers, or any of them, at:	PainCare Holdings, Inc.
1030 North Orange Avenue
Suite 105
Orlando, Florida 32801
Attention: CEO

If to the Purchaser at:	Robert Carpenter, D.C.
403 Highway 110 North
Whitehouse, Texas 75791

With a copy to:
William D. Farrar
William D. Farrar & Associates, PLLC
3316 Woods Blvd, Suite 100
Tyler, Texas 75707
Facsimile: 903-597-6417

Notices will be deemed given and received upon confirmation of receipt if sent by facsimile, the one day after pick-up if sent by reputable overnight courier, next day delivery service, or three (3) days after mailing if sent by certified or registered mail, or when delivered by express mail. Either Party may change the address to which notices, requests, demands, claims and other communications under this Settlement Agreement are to be delivered by giving the other Party notice in the manner set forth above.

15. Final Agreement. This Settlement Agreement, together with the other Settlement Documents, constitutes a single, integrated, written contract expressing the entire agreement of the Parties relative to this matter. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party, except as specifically set forth in this Settlement Agreement. All prior discussions and negotiations have been and are merged and integrated into and are superseded by, this Settlement Agreement.

16. Governing Law. This Settlement Agreement will be governed and construed in accordance with the laws of the State of Texas, without giving effect to choice of law principles. Venue for any proceedings brought under this Agreement shall be the appropriate federal or state courts situated in and for Smith County, Texas.

17. Amendments in Writing. Any amendments to this Settlement Agreement must be in writing and signed by or on behalf of all Parties to the Settlement Agreement and HBK.

18. Enforceability; Waiver. Should any provision of this Settlement Agreement be found legally unconscionable, objectionable, or otherwise unenforceable, all other provisions of this Settlement Agreement will remain in full force and effect. No delay or omission on the part of any Party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Settlement Agreement.

19. No Assignment of Any Rights or Claims. The Parties to this Settlement Agreement warrant that they have not assigned the claims released herein, that they will not assign the claims before the Closing, and that they have the full right to execute this Settlement Agreement.

20. Survival. The warranties, representations, covenants and agreements contained in this Settlement Agreement will survive the Closing, and will survive indefinitely.

21. Section Headings. The section headings appearing in this Settlement Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and should not be deemed to define, limit, or extend the scope or intent of any section.

22. Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Settlement Agreement. Hence, in any litigation or arbitration concerning this Settlement Agreement, the same will not be construed against any party.

23. Expenses. All expenses in connection with the preparation of this Settlement Agreement and Settlement Documents, including, without limitation, counsel fees, accounting fees and disbursements, shall be borne by the respective party(ies) incurring such expense, whether or not such transactions are consummated.

24. Execution in Counterparts and by Facsimile. This Settlement Agreement may be signed in counterparts and facsimile copies, each of which may be delivered by telecopy or other electronic means as agreed to by the Parties, but will not be effective until all parties have signed at least one counterpart.

25. Time is of the Essence. Time is of the essence with regard to all terms and provisions set forth in this Agreement.

[Signatures appear on next page]

This Settlement Agreement is hereby made as of the Effective Date.

“SELLERS”

PainCare Holdings, Inc.		PainCare, Inc.

By:	/s/ Randy Lubinsky	By:	/s/ Mark Szporka
	Randy Lubinsky, Chief Executive Officer		Mark Szporka, Chief Executive Officer

“PURCHASER”		“DR. RODGERS”

/s/ Robert Carpenter, D.C.		/s/ Randall W. Rodgers, D.O.
Robert Carpenter, D.C.		Randall W. Rodgers, D.O.

“NEW PRACTICE”

Carefirst Medical Associates & Pain Rehabilitation, P.C.

By:	/s/ Randall W. Rodgers, D.O.
Randall W. Rodgers, D.O.

Exhibit 2b.iv.

Excluded Equipment

1.	EDX machine;
2.	C-Arm and table and related accessories;
3.	Leg Extension/Curl (Tyler);
4.	Lumbar Extension (Tyler);
5.	Overhead Press (Tyler);
6.	Seated Dip (Tyler);
7.	Torso Arm (Tyler); and
8.	Upper Back Extremity (Tyler).